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Exhibit 3.15

Limited Liability Company Agreement
of
CORNELL COMPANIES MANAGEMENT HOLDINGS, LLC
(a Delaware Limited Liability Company)

        This Limited Liability Company Agreement of Cornell Companies Management Holdings, LLC dated as of December 18, 2001 (this "Agreement"), is hereby adopted, executed and agreed to by the persons listed below.

        1.    Formation.    Cornell Companies Management Holdings, LLC (the "Company") was formed on the date hereof, as a Delaware limited liability company under and pursuant to the Delaware Limited Liability Company Act, as amended (the "Act"

        2.    Term.    The Company shall have a perpetual existence.

        3.    Purposes.    The purposes of the Company are to carry on any lawful business, purpose or activity for which limited liability companies may be formed under the Act. The Company shall have all of the powers to conduct such business as permitted under the Act.

        4.    Member.    Cornell Companies, Inc., a Delaware corporation, is the sole member of the Company.

        5.    Sharing Ratios.    The Member shall receive the allocation of all profits, losses, gains, deductions and credits with respect to the operations of the Company.

        6.    Contributions.    Without creating any rights in favor of any third party, the Member may, from time to time, make contributions of cash or property to the capital of the Company, but shall have no obligation to do so.

        7.    Distributions.    The Member shall be entitled (a) to receive all distributions (including, without limitation, liquidating distributions) made by the Company and (b) to enjoy all other rights, benefits and interests in the Company.

        8.    Management.    The management of the Company is fully reserved to one or more Managers, who shall serve at the pleasure of the Member. Any Manager may be removed by and replaced at any time by the Member. The Member may increase or decrease the number of Managers, but not below one, at any time. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Manager(s), who shall make all decisions and take all actions for the Company. The initial Manager of the Company shall be Kevin Kelly. Any action to be taken by the Manager(s) shall require the consent of each Manager. The Manager(s) may from time to time delegate to one or more persons such authority as the Manager(s) may deem advisable and may elect one or more persons as a president, vice president, secretary, treasurer or any other title of an officer (".'Officers") of the Company as determined by the Manager(s) to act on behalf of the Company with respect to any matter or matters delegated to such person by the Manager(s). No officer need be a resident of the State of Delaware. In the event the Manager(s) appoint a person as an officer of the Company, the Manager(s) shall be deemed to have assigned and may thereafter assign titles to particular Officers. Unless the Manager(s) decide otherwise all officers of the Company, as between themselves and the Company, shall have such authority, perform such duties and manage the Company as provided below.

          (a)    The President.    The President shall have the active, executive management of the operations of the Company, subject however to the control of the Manager(s). The President shall, in general, perform all duties incident to the office of president and such other duties as from time to time may be assigned to him or her by the Manager(s).

          (b)    The Vice President.    The Vice President shall have such powers and perform such duties as the Manager(s) may from time to time prescribe or as the President may from time to time delegate to him or her. At the request of the President, the Vice President may temporarily act in place of the President. In the case of the death, absence, or inability to act of the President, the Manager(s) may designate the Vice President to perform the duties of the President.

          (c)    The Secretary.    The Secretary shall keep or cause to be kept the minutes of any Company meetings; shall see that all notices are duly given in accordance with the provisions of applicable law; shall be custodian of the records and, in general, shall perform all duties incident to the office of the secretary and such other duties as may from time to time be assigned by the Manager(s) or by the President.

          (d)    The Treasurer.    The Treasurer shall be the principal financial officer of the Company; shall have charge and custody of and be responsible for all funds of the Company and deposit all such funds in the name of the Company in such banks, trust companies or other depositories as shall be selected by the Manager(s); shall receive and give receipts for moneys due and payable to the Company from any source; and, in general, shall perform all the duties incident to the office of treasurer and such other duties as from time to time may be assigned by the Manager(s) or by the President. The Treasurer shall render to the President and the Manager(s), whenever the same shall be required, an account of all transactions accomplished as treasurer and of the financial condition of the Company.

        9.    Tax Matters.    The Company and the Manager(s) shall comply with all requirements of the Internal Revenue Code of 1986, as amended, with respect to the Company.

        10.    Indemnification.    To the extent allowed under the laws of the State of Delaware, the Company shall indemnify the Manager(s) and the Company's Officers and employees from and against any and all losses, claims, damages, liabilities, joint or. several, expenses (including reasonable legal fees and expenses), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Company as set forth in this Agreement in which a Manager, Officer or employee may be involved, or is threatened to be involved, as a party or otherwise, REGARDLESS OF WHETHER ARISING FROM ANY ACT OR OMISSION WHICH CONSTITUTED THE SOLE, PARTIAL OR CONCURRENT NEGLIGENCE (WHETHER ACTIVE OR PASSIVE). OF A MANAGER, OFFICER OR EMPLOYEE, unless it is established that: (1) the act or omission of such Manager, Officer or employee was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (2) the Manager, Officer or employee actually received an improper personal benefit in money, property or services; or (3) in the case of any criminal proceeding, the Manager, Officer or employee had reasonable cause to believe that the act or omission was unlawful. The termination of any proceeding by judgment, order or settlement does not create a presumption that the Manager, Officer or employee did not meet the requisite standard of conduct set forth in this Section 10. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that the Manager, Officer or employee acted in a manner contrary to that specified in this Section 10. Any indemnification pursuant to this Section 10 shall be made only out of the assets of the Company, including insurance proceeds, if any.

        11.    Transfers.    The Member may freely transfer all or any part of its membership interest in the Company at any time, and any such transferee shall become an additional or substituted Member of the Company, as applicable, with full rights of a Member as set forth herein and in the Act.

        12.    Dissolution.    The Company shall dissolve and its affairs shall be wound up at such time, if any, as the Member may elect or as may be required under the Act. No other event will cause the Company to dissolve.

        13.    Amendment.    This Agreement may be amended at any time by and with the consent of the Member.

        14.    Governing Law.    THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (EXCLUDING ITS CONFLICT-OF-LAWS RULES).

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SCHEDULE 1

Name, Address, Initial Capital Contribution and Sharing Ratio

Name and Address	Initial Capital Contribution	Sharing Ratio
Cornell Companies, Inc. 1700 West Loop South Suite 1500 Houston, TX 77027	$1,000	100%

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Limited Liability Company Agreement of CORNELL COMPANIES MANAGEMENT HOLDINGS, LLC (a Delaware Limited Liability Company)
SCHEDULE 1